Exhibit 10.3

SONIC AUTOMOTIVE, INC.

2012 STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

This Performance-Based Restricted Stock Agreement (the “Restricted Stock Agreement”) is entered into as of <Date Granted> (the “Grant Date”) between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and <Name> (the “Participant”).

WHEREAS, the Company has established the Sonic Automotive, Inc. 2012 Stock Incentive Plan (the “Plan”), pursuant to which the Company may, from time to time, make grants of restricted shares of the Company’s Common Class A Stock, par value $.01 per share (the “Common Stock”), to eligible employees and other individuals providing services to the Company and its Subsidiaries (as defined in the Plan); and

WHEREAS, in consideration for the Participant’s service to the Company and/or its Subsidiaries, the Company has determined to grant the Participant restricted shares of the Company’s Common Stock pursuant to the terms and conditions of the Plan and this Restricted Stock Agreement[, and which grant of restricted Common Stock also is in consideration for and conditioned upon the Participant entering into the Restrictive Covenants and Confidentiality Agreement that accompanies this Restricted Stock Agreement (unless such a Restrictive Covenants and Confidentiality Agreement was previously executed and delivered to the Company in connection with a prior stock incentive award)];

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Grant of Restricted Stock. In consideration for the Participant’s service to the Company and/or its Subsidiaries and subject to the terms and conditions set forth in this Restricted Stock Agreement and the Plan, the Company hereby grants to the Participant                             (            ) restricted shares of Common Stock (the “Target Grant”). As used in this Restricted Stock Agreement, the term “Restricted Stock” refers to the Target Grant or the Adjusted Grant (defined in Section 2 below), as applicable.

[This grant of Restricted Stock also is subject to the Participant’s entering into the accompanying Restrictive Covenants and Confidentiality Agreement. If the Participant has previously executed and delivered to the Company the Restrictive Covenants and Confidentiality Agreement in connection with a prior stock incentive award, the Participant shall be deemed to have satisfied such condition with respect to this grant of Restricted Stock.]

2. Performance Condition(s). The Target Grant shall be subject to forfeiture based on <insert performance-based criteria>. The “Adjusted Grant” is the number of shares of Restricted Stock that shall remain outstanding (but still subject to forfeiture as provided in Section 3 below and as provided elsewhere in the Restricted Stock Agreement and the Plan).

3. Vesting Conditions. Except as otherwise provided below in Section 4 or elsewhere in this Restricted Stock Agreement, the Adjusted Grant shall vest <insert vesting schedule>. Vesting on any such date is subject to the Participant’s continued service with the Company and its Subsidiaries through such date and subject to the other terms of this Restricted Stock Agreement.

4. Termination of Service.

(a) Involuntary Termination Without Cause. If the Participant incurs an Involuntary Termination Without Cause prior to [full vesting date], the Adjusted Grant shall become fully vested (to the extent not yet vested) on the later of (i) the date of such termination or (ii) the date that the Compensation Committee certifies that the performance conditions in Section 2 have been met.

(b) Death or Disability. In the event of the Participant’s death or Disability prior to [full vesting date] and prior to any Termination of Service, the Adjusted Grant shall become fully vested (to the extent not yet vested) on the later of (i) the date of such death or Disability or (ii) the date that the Compensation Committee certifies that the performance conditions in Section 2 have been met.

(c) Termination For Cause and Other Termination of Employment. If the Participant incurs a Termination of Service for Cause or for any other reason not specifically addressed above (including voluntary resignation), all unvested Restricted Stock (whether under the Target Grant or the Adjusted Grant) shall be immediately and automatically forfeited by the Participant.

(d) Definitions. For purposes of this Restricted Stock Agreement, the following terms have the definitions indicated:

(i) “Cause” means any act, action or series of acts or actions or any omission, omissions or series of omissions which result in, or which have the effect of resulting in, (A) the commission of a crime by the Participant involving moral turpitude, which crime has a material adverse impact on the Company or any Subsidiary or which is intended to result in the personal enrichment of the Participant at the expense of the Company or any Subsidiary; (B) a material violation of the Participant’s responsibilities; (C) the Participant’s gross negligence or willful misconduct; or (D) the continuous, willful failure of the Participant to follow the reasonable directives of the Company’s Board of Directors.

(ii) “Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months: (A) unable to engage in any substantial gainful activity, or (B) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(iii) “Involuntary Termination Without Cause” means a Termination of Service due to the dismissal of, or the request for the resignation of, the Participant either (A) by court order, order of any court-appointed liquidator or trustee of the Company, or the order or request of any creditors’ committee of the Company constituted under the federal bankruptcy laws, provided that such order or request contains no specific reference to actions or omissions that would constitute Cause; or (B) by a duly authorized corporate officer of the Company or any Subsidiary, or by the Company’s Board of Directors, for any reason other than for Cause.

(iv) “Termination of Service” has the meaning given to such term under the Plan.

[Replace/revise foregoing with alternative or different terms as determined by the Committee in accordance with Plan terms]

5. Restrictions on Transferability. The Participant may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock in any manner to the extent it remains unvested. No assignment, pledge or transfer of the unvested Restricted Stock, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective; but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock, the Restricted Stock shall be forfeited.

6. Company Policies. The Restricted Stock is subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by the Company from time to time. Without limiting the foregoing, by acceptance of the Restricted Stock, the Participant agrees to repay to the Company or any Subsidiary any amount that may be required to be repaid under any such policy.

7. Restrictive Covenants. In the event that the Company determines that the Participant has violated the terms of any secrecy, confidentiality, noncompetition, no-solicit, no-hire or other restrictive covenants or clauses contained in any agreement with the Company and/or one or more Subsidiaries, including but not limited to any Restrictive Covenants and Confidentiality Agreement (even if such covenants, clauses or agreements are held invalid or unenforceable), then (a) any unvested shares of Restricted Stock and any vested shares of Common Stock that have not yet been delivered to the Participant shall be immediately and automatically forfeited and rescinded upon such violation and (b) if any other shares of Restricted Stock have vested after such violation or within two (2) years prior to such violation, then (without regard to tax consequences) the Participant agrees to return such shares of Common Stock to the Company or if the Participant has sold or disposed of such shares, the Participant agrees to immediately pay the Company an amount equal to the fair market value of such shares at the time of such sale or disposition. Subject to applicable law, the Company and its Subsidiaries shall have the right to offset such payment amount against any amounts otherwise owed to the Participant by the Company or a Subsidiary (including, but not limited to, wages or other compensation, vacation pay, fringe benefits or pursuant to any other compensatory arrangement); provided, that any payment that constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Company, shall be subject to offset only to the extent such offset would not give rise to a failure to comply with Section 409A of the Code. Notwithstanding the foregoing, nothing under this Section shall limit the Company’s or its Subsidiaries’ remedies under any such agreements containing secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses or otherwise against the Participant for violations thereof.

8. Forfeiture Procedures. In the event of any forfeiture of any shares of Restricted Stock, such forfeiture shall be automatic and without further act or deed by the Participant.

Notwithstanding the foregoing, if requested by the Company (or its agent), the Participant shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.

9. Tax Matters (Withholding and 83(b) Elections). The Participant shall pay or make provision for payment to the Company or a Subsidiary, as applicable, through payroll or other withholding (which withholding the Participant hereby authorizes) or other means acceptable to the Committee and permissible under the Plan, the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock (including, without limitation, vesting events and the payment of dividends). If other satisfactory withholding arrangements have not been made and unless otherwise provided by the Committee, the Company shall retain and withhold from the Common Stock otherwise deliverable to the Participant upon vesting of the Restricted Stock such number of shares with a fair market value sufficient to satisfy the statutory minimum required withholding amount and any remaining amount shall be otherwise satisfied as described above. The determination of the withholding amounts due shall be made by the Company and/or its Subsidiaries and shall be binding upon the Participant. The Company shall not be required to deliver, or release the restrictions on transfer of, such shares of Common Stock unless the Participant has made acceptable arrangements to satisfy any such withholding requirements. Nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.

The Participant acknowledges that the Participant is responsible for and is advised to consult with the Participant’s own tax advisors regarding the tax consequences to the Participant that may arise in connection with the Restricted Stock, including the decision to make and timely file, and the consequences of, any election under Section 83(b) of the Code. The Participant also shall timely deliver a copy of any such Section 83(b) filing to the Company.

10. Book-Entry Form. The shares of Restricted Stock generally shall be evidenced in book-entry or similar form and maintained by or on behalf of the Company in such form. In such case, no stock certificates shall be issued and the applicable restrictions will be noted in the records of the Company and its transfer agent. Notwithstanding the foregoing, in the discretion of the Company, a certificate or certificates representing the Restricted Stock may be registered in the name of the Participant and held in escrow or other custody by or on behalf of the Company. In either case, each certificate or book-entry record may bear such legends as the Company deems appropriate to reflect the applicable terms and conditions upon the Restricted Stock.

11. Rights as Stockholder. Notwithstanding the foregoing vesting and transfer restrictions that apply to the Restricted Stock, but subject to the terms of this Restricted Stock Agreement and the Plan, the Participant generally shall otherwise have the beneficial ownership of the Restricted Stock and shall be entitled to exercise the rights and privileges of a stockholder with respect to the Restricted Stock, including the right to receive dividends (if any) paid with respect to such shares and the right to vote such shares; provided, however, that (a) any dividend payments will be made no later than the end of the calendar year in which the dividends are paid to stockholders of the Common Stock or, if later, the fifteenth day of the third month following the date the dividends are paid to shareholders of the Common Stock; and (b) with respect to any shares of Common Stock that arise from dividends with respect to the Restricted Stock or adjustments under Section 12, the Participant shall have the same rights and privileges, and shall be subject to the same restrictions, that apply to the Restricted Stock under this Restricted Stock Agreement and the Plan.

12. Adjustments; Change in Control. Subject to the Plan, in the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Common Stock, equitable adjustments and/or substitutions, as applicable, will be made to the Restricted Stock by the Committee to prevent the dilution or enlargement of rights. The Committee also will make adjustments in its discretion to eliminate any resulting fractional shares. In addition, the Restricted Stock may become fully vested in connection with a “Change in Control” (as defined in the Plan).

The existence of the Restricted Stock does not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

13. Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Participant pursuant to this Restricted Stock Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Restricted Stock Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Restricted Stock Agreement. The Company may require that the Participant make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

14. Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this Restricted Stock Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any determination or other interpretation by the Committee in connection with this Restricted Stock Agreement shall be final, binding and conclusive on all parties affected thereby.

15. Personal Data. The Participant acknowledges that Plan participation and receipt of awards under the Plan (including the Restricted Stock) involve the use and transfer, in electronic or other form, of personal data about the Participant between and among the Company, its Subsidiaries and third-party service providers. This data may include, but is not limited to, the Participant’s name, home address, telephone number, date of birth, social security number, information regarding securities of the Company held by such Participant, and details of awards granted to the Participant under the Plan, including the Restricted Stock. By accepting the Restricted Stock, the Participant consents and agrees that the Company and its Subsidiaries may transfer such data to third parties assisting the Company in the administration and management of the Plan, the Restricted Stock and the Participant’s participation in the Plan, including any requisite transfer of such data to a broker or other third party with whom the Company or the Participant may deposit any shares of Common Stock.

16. Miscellaneous.

(a) Binding on Successors and Representatives. Subject to the transfer restrictions applicable to the Participant hereunder and other conditions hereof, this Restricted Stock Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Participant’s heirs, executors, administrators and personal representatives; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument that may be necessary legally to effect the terms and conditions of this Restricted Stock Agreement.

(b) No Employment Rights. Nothing contained in this Restricted Stock Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate the Participant’s employment by, or performance of services for, the Company or Subsidiary at any time.

(c) Entire Agreement. This Restricted Stock Agreement together with the Plan constitute the entire agreement of the parties with respect to the Restricted Stock and supersede any previous agreement, whether written or oral, with respect thereto. This Restricted Stock Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Restricted Stock Agreement and the terms of the Plan, the terms of the Plan shall control.

(d) Amendment. Except as otherwise provided below or in the Plan, neither this Restricted Stock Agreement nor any of the terms and conditions herein set forth may be altered or amended orally, and any such alteration or amendment shall be effective only when reduced to writing and agreed to by each of the parties hereto. The Company or the Committee may, without obtaining the Participant’s written consent, amend this Restricted Stock Agreement in any respect either deems necessary or advisable to comply with Section 409A of the Code and applicable regulations and guidance thereunder and/or to prevent this Restricted Stock Agreement from being subject to Section 409A of the Code.

(e) Construction of Terms and Definitions. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires. Capitalized terms not otherwise defined in this Restricted Stock Agreement shall have the meanings ascribed to them in the Plan.

(a) Notices. All notices required and permitted to be given hereunder shall be in writing and notices shall be deemed to have been given (i) if delivered by hand, when so delivered, (ii) if sent by overnight express service, one (1) business day after delivery to such service, or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office. In each case, all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party by notice to the other:

If to the Company:	With a copy to:

Sonic Automotive, Inc.	Sonic Automotive, Inc.
Attention: Chief Financial Officer	Attention: General Counsel
4401 Colwick Road	4401 Colwick Road
Charlotte, NC 28211	Charlotte, NC 28211

If to the Participant:

The Participant’s address appearing in the Company’s records.

(b) Governing Law. This Restricted Stock Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or related to this Restricted Stock Agreement shall be instituted in the state or federal courts sitting in Mecklenburg County, North Carolina.

(c) Electronic Delivery and Acknowledgement. The Participant acknowledges and agrees that the Company may, in its discretion, deliver documents related to the Restricted Stock and participation in the Plan (including, without limitation, this Restricted Stock Agreement, Plan documents and disclosures that may be required by the Securities and Exchange Commission) by electronic means, including through an on-line or electronic system (including by posting them on a website) established and maintained by the Company or a third party designated by the Company, and the Participant consents to receive documents in such manner. Regardless of whether the Company delivers and permits or requires acceptance of this Restricted Stock Agreement electronically, the Participant agrees to be bound by all terms and provisions of this Restricted Stock Agreement and the Plan.

(d) Severability. The invalidity or unenforceability of any particular provision of this Restricted Stock Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement effective as of the day and year first written above.

SONIC AUTOMOTIVE, INC.	PARTICIPANT: <NAME>

By:

Title:

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